UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 7, 2006

3COM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive
Marlborough, Massachusetts
01752
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 323-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      Entry into a Material Definitive Agreement
Retention Grants
On August 7 and 11, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of 3Com Corporation (“3Com”) approved retention equity grants, transaction bonus incentives and a reward bonus for executives including 3Com’s currently-employed named executive officers as follows:

		Stock	Restricted	Transaction Bonus -	Reward Bonus
Officer	Title	Options(1)	Stock(2)	Restricted Stock(3)	Payment($)

Donald M.	Executive Vice President and
Halsted, III	Chief Financial Officer	475,000	225,000	125,000	—

Neal D. Goldman	Senior Vice President Management Services,
	Secretary and General Counsel	475,000	225,000	125,000	$50,000

Marc	Chief Technology Officer and Senior
Willebeek-LeMair	Vice President, Product Operations	475,000	225,000	—	—

(1)	Represents shares underlying stock options to purchase our common stock. These options vest ratably on an annual basis over a four-year period from the date of grant and have a term of 7 years. The exercise price was set at the closing price of our common stock on Nasdaq on the first Tuesday of the month immediately following the month in which the Committee’s action was taken (the “First Tuesday Date”), or September 5, 2006. These options will be issued pursuant our standard form of option agreement – time-based vesting – previously filed with the Securities and Exchange Commission.

(2)	Represents restricted shares of our common stock that vest ratably on an annual basis over a three-year period from the date of grant, which will be the First Tuesday Date. These grants will be issued pursuant to our standard form of restricted stock agreement – time-based vesting – previously filed with the Securities and Exchange Commission.

(3)	Represents restricted shares of our common stock that vest solely upon consummation of a transaction whereby we acquire additional interest in or recapitalize Huawei-3Com Co., Ltd. (“H-3C”), a China-based joint venture we formed in November 2003 with Huawei Technologies Co., Ltd. (“Huawei”). Any such transaction must be approved by our Board of Directors. These executives may not dispose of vested shares for a period of one-year after they vest, except to pay for taxes required to be paid upon vesting.
Anik Bose Consulting Agreement
On August 8, 2006, we entered into a Consultant Services Agreement, effective on August 15, 2006, with Anik Bose, whose employment with us as Vice President, Business Development will, on August 14, 2006, be terminated. Under the agreement, Mr. Bose’s consulting services to us are limited to using his reasonable best efforts to consummate a transaction whereby we acquire additional interest in or recapitalize H-3C. Services shall include but are not limited to conducting and reporting on due diligence, conducting negotiations, raising funds and coordinating all other necessary and/or appropriate activities, communications and documentation related to the transaction with our management team and advisors. As consideration for these services, Mr. Bose will receive $75,000 per month during the term of the agreement, and a payment of $1.25 million within thirty (30) days after the closing of a transaction (if a closing occurs). The initial term of the agreement is six months, and the agreement will be extended in subsequent 30-day increments if a transaction has not been closed prior to the end of the initial or any subsequent term. The contract is terminable by us for breach or failure to perform or, after the initial term, if the transaction has been abandoned (evidenced by cessation of good faith negotiations between us and Huawei for at least 3 weeks). The contract also provides that if a transaction other than the type anticipated results in significant value to us to which Mr. Bose has significantly contributed but which does not entitle him to the bonus payment, the parties will negotiate to consider an additional fee. As a result of the termination of Mr. Bose’s status as employee, he will receive the severance benefits previously disclosed by us as applicable to senior officers and Section 16 officers.

The terms of the Agreement summarized above are qualified in their entirety by the actual terms of the agreement, which are attached to this Current Report on Form 8-K as Exhibit 10.1.
ITEM 9.01      Financial Statements and Exhibits
(c)	Exhibits

Exhibit Number	Description

10.1	3Com Corporation Consultant Services Agreement made as of August 8, 2006 by and between 3Com Corporation and Anik Bose.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION
Date: August 11, 2006	By:	/s/ Neal D. Goldman
Neal D. Goldman
Senior Vice President Management Services, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	3Com Corporation Consultant Services Agreement made as of August 8, 2006 by and between 3Com Corporation and Anik Bose.